Exhibit 10.13(4)

PERFORMANCE UNIT AWARD AGREEMENT

UNDER THE SAIA, INC.

2018 OMNIBUS INCENTIVE PLAN

THIS AWARD AGREEMENT (the “Agreement”) is made and entered into as of [_____] (the “Date of Grant”), by and between Saia, Inc. (the “Company”), and _____________________ (“Employee”).

WITNESSETH:

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has adopted and the stockholders of the Company have approved the Company’s 2018 Omnibus Incentive Plan, as amended (the “Plan”), pursuant to which performance unit awards may be granted to employees of the Company and its subsidiaries; and

WHEREAS, the Company desires to grant to Employee a performance unit award under the terms of the Plan.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, pursuant to the Plan, the Company and Employee agree as follows:

1. Grant of Award. Pursuant to action of the Committee (as hereinafter defined), the Company grants to Employee the performance unit award described in this Award Agreement (the “Award” or “Performance Unit Award”).

2. Award Subject to Plan. This Award is granted under and is expressly subject to all the terms and provisions of the Plan, which terms are incorporated herein by reference. The committee referred to in Section 5 of the Plan (“Committee”) has been appointed by the Board of Directors, and designated by it, as the Committee to make awards.

3. Performance Period. The performance period for the Performance Unit Award is the three (3) year period commencing January 1, [20__] and ending December 31, [20__] (the “Performance Period”).

4. Performance Unit Award.

(a) General. Employee’s Performance Unit Award opportunity for the Performance Period is the right to receive from 0% to 250% of _____ shares of the common stock, par value $0.001 per share, of the Company (the “Target Incentive”), comprised of the TSR Target Incentive and ROIC Target Incentive (as such terms are hereafter defined).

(b) Amount of Target Incentive Payable to Employee. The amount of the Target Incentive payable to Employee shall be determined as follows:

(i) TSR Target Incentive. ________ (____) shares of the Target Incentive [80% of the Target Incentive](the “TSR Target Incentive”) shall be based upon the percentile rank of the Company’s “Total Stockholder Return” (as defined in

Section 5(a) below) relative to the Total Stockholder Return of the “Peer Companies” (as defined in Section 6 below) over the Performance Period, as follows:

If the Company's Total Stockholder Return Over the Performance Period As Compared to Peer Companies	Then the Percentage of TSR Target Incentive Payable to Employee is
Is at the 100th percentile	250%
Is at the 75th percentile	200%
Is at the 50th percentile	100%
Is at the 25th percentile	25%
Is below the 25th percentile	0%

For purposes of the chart set forth above, the Company’s Total Stockholder Return over the Performance Period as compared to Peer Companies shall be deemed to be at the 100th percentile only if the Company’s Total Stockholder Return is higher than that of all Peer Companies over the Performance Period.

At the end of the Performance Period, the percentile rank of the Company’s Total Stockholder Return shall be calculated by the Committee. Any Peer Company that is no longer publicly traded at the end of the Performance Period shall be excluded from this calculation. The payout of the TSR Target Incentive shall be based on the chart above with payouts interpolated for performance between the 25th and 50th percentile, the 50th and 75th percentile and the 75th and 100th percentile. Notwithstanding the foregoing, if the Company has a negative Total Stockholder Return for the Performance Period, then the percentage of TSR Target Incentive payable to Employee for the Performance Period shall in no event exceed 100% of the TSR Target Incentive. In no event will the Committee have discretion to increase the amounts payable pursuant to this Section 4(b)(i).

(ii) ROIC Target Incentive. ________ (____) shares of the Target Incentive [20% of the Target Incentive](the “ROIC Target Incentive”) shall be based on the Company’s “ROIC” (as defined in Section 5(b) below) as follows:

If the Company's ROIC is	Then the Percentage of ROIC Target Incentive Payable to Employee is
[___]% or higher	250%
[___]%	100%
[___]%	25%
Below [___]%	0%

At the end of the Performance Period, the Company’s ROIC shall be calculated by the Committee. The payout of the ROIC Target Incentive shall be based on the chart above with payouts interpolated for an ROIC between [___]% and [___]% and between [___]% and [____]%.

(c) Payment of Performance Unit Award for the Performance Period. Subject to early termination of this Award Agreement pursuant to Section 8 below, as soon as practicable following the end of the Performance Period and the determination by the Committee of the Company’s Total Stockholder Return over the Performance Period as compared to the Peer

Companies and the determination of the Company’s ROIC, and in any event, no later than 2 ½ months after the end of the Performance Period, the Company will deliver to Employee certificate(s) evidencing the shares of common stock of the Company representing the percentages of the TSR Target Incentive and the ROIC Target Incentive earned by Employee hereunder, if any, as determined pursuant to Section 4(b) above. Prior to the issuance to Employee of certificate(s) for shares of common stock earned under this Agreement, if any, Employee shall have no rights as a stockholder of the Company (including without limitation, the right to payment of dividends or the right to vote) with respect to shares represented by the Performance Unit Award. Notwithstanding anything else to the contrary provided herein, the Company shall not be obligated to issue any certificate representing the shares to be delivered pursuant to this Agreement, unless and until the Company is advised by its counsel that the issuance and delivery of such certificate is in compliance with applicable laws and regulations.

5. Total Stockholder Return; ROIC.

(a) Total Stockholder Return with respect to the Company and each Peer Company means the increase (if any) in the fair market value of common stock of the Company and such Peer Company, assuming reinvestment of dividends, over the Performance Period. The measurement of change in fair market value over the Performance Period shall be based on the average closing prices of the common stock for the last 60 trading days preceding January 1, [20__] and the last 60 trading days preceding the end of the Performance Period, assuming reinvestment of dividends in common stock.

(b) The Company’s ROIC is calculated by dividing the Company’s operating profit by the Company's average invested capital. The Company’s “operating profit” means the Company's operating income for the last five fiscal quarters of the Performance Period, determined in accordance with generally accepted accounting principles, times one minus the effective tax rate for the last five fiscal quarters of the Performance Period. The Company’s “average invested capital” means the Company’s stockholders’ equity, plus long-term debt and short-term debt, minus cash and cash equivalents, determined in accordance with generally accepted accounting principles, averaged on a quarterly basis over the last five fiscal quarters of the Performance Period.

The Committee may adjust ROIC to exclude the impact of the following: (i) goodwill impairment; (ii) charges for reorganizing or restructuring; (iii) charges for asset write-downs; (iv) acquisitions or divestitures; (v) changes in accounting principles or tax laws, rules or regulations; and (vi) extraordinary, unusual, transition, one-time and/or non-recurring items, all as determined by the Committee in its discretion.

6. Peer Companies. The Peer Companies are the following: Arcbest Corporation, C.H. Robinson Worldwide, Inc., CSX Corporation, Expeditors International of Washington, Inc., FedEx Corp., Forward Air Corporation, Heartland Express Inc., Hub Group, Inc., J. B. Hunt Transport Services, Inc., Kirby Corporation, Knight-Swift Transportation Holdings Inc., Landstar System, Inc., Marten Transport, Ltd., Norfolk Southern Corporation, Old Dominion Freight Line, Inc., Rush Enterprises, Inc., RXO, Inc., Ryder System, Inc., Schneider National, Inc., Union Pacific Corporation, United Parcel Service, Inc., Werner Enterprises, Inc. and XPO, Inc.

7. Termination of Employment.

(a) In the event of death of the Employee or termination of employment of Employee due to Total Disability (as defined in the Plan), Employee shall be entitled to a pro rata portion of the Performance Unit Award (based on the actual number of months of service from the commencement of the Performance Period to the date of death or termination of employment due to Total Disability, as applicable, compared to thirty-six) determined pursuant to Section 4(b) above, payable in accordance with Section 4(c), and any other portion of the Award shall thereupon automatically and without further action be cancelled and forfeited for no consideration.

(b) In the event the Employee is involuntarily terminated other than for Cause (as defined in the Plan) or in the event of Employee’s Retirement (as defined below), in each case after at least 50% of the Performance Period has elapsed and under circumstances not governed by Section 7(a) above, Employee shall be entitled to a pro rata portion of the Performance Unit Award (based on the actual number of months of service from the commencement of the Performance Period to the date of such employment termination or Retirement, as applicable, compared to thirty-six) determined pursuant to Section 4(b) above, payable in accordance with Section 4(c), and any other portion of the Award shall thereupon automatically and without further action be cancelled and forfeited for no consideration.

(c) Except as set forth in Sections 7(a) or 7(b), this Award Agreement will terminate and be of no further force or effect on the date that Employee is no longer employed by the Company or any of its subsidiaries and the Award shall thereupon automatically and without further action be cancelled and forfeited for no consideration.

(d) Subject to Section 9, Employee will be entitled to receive any Performance Unit Award payable under Section 4 of this Award Agreement if Employee’s employment terminates after the Performance Period but before Employee’s receipt of such Performance Unit Award payment for the Performance Period, except in the event of a termination for Cause in which case the Award shall thereupon automatically and without further action be cancelled and forfeited for no consideration.

(e) For purposes of this Agreement “Retirement” shall mean the voluntary termination of employment by Employee by reason of retirement at or after age 55. The determination of whether a particular termination of employment qualifies as Retirement shall be made in the sole discretion of the Committee; provided, however, that if the Employee is not an officer subject to Section 16 of the Securities Exchange Act of 1934 at the Date of Grant or at the time of determination, the determination whether a particular termination of employment is a Retirement under this subsection (e) may be made by an officer or officers of the Company designated by the Committee in its sole discretion.

8. Change in Control. In the event of a Change in Control (as defined in the Plan) during the Performance Period, then upon the effectiveness of such Change in Control, this Award Agreement will terminate and be of no further force and effect and the Employee shall receive the percentage of the TSR Target Incentive based on Total Stockholder Return of the Company and each Peer Company calculated as of the date of such Change in Control, and shall receive the greater of ROIC performance (based on ROIC for the trailing five (5) quarters ending prior to the date of such Change in Control) and one hundred percent (100%) of the ROIC Target Incentive, in each case prorated to reflect the actual number of months of service from the commencement of the Performance Period to the date of such Change in Control. Contemporaneously with the Change in Control, the Company will deliver to Employee certificate(s) evidencing the shares of common stock of the Company representing the percentage of the TSR Target Incentive and the ROIC Target Incentive earned by Employee hereunder, if any.

9. Forfeiture.

(a) Employee acknowledges and agrees that (a) Employee and the Award granted hereunder are subject to the terms of the Amended and Restated Saia, Inc. Incentive Compensation Recovery Policy adopted by the Board of Directors on October 26, 2023, a copy of which was provided to Employee contemporaneously with this Agreement; (b) if Employee on the Date of Grant or at any other time is included within the classification of employees covered by the terms of the Saia, Inc. Clawback Policy, adopted by the Board of Directors on October 26, 2023, the Employee and the Award granted hereunder shall be subject to the terms of such Clawback Policy; and (c) the Employee and the Award granted hereunder are subject to any additional obligations as may be required by law, including without limitation, Section 304 of the Sarbanes-Oxley Act of 2002. Employee further acknowledges and agrees that the Board of Directors may amend or modify such Incentive Compensation Recovery Policy or Clawback Policy at any time or may adopt a new policy or policies replacing or supplementing either such policies and that any such policy or policies, as so amended, modified, replaced or supplemented, shall be binding on Employee and the Award granted hereunder.

(b) In the event Employee breaches the terms of any non-compete, non-solicitation or other restrictive covenant to which Employee may be subject pursuant to the terms of any agreement with the Company or any subsidiary, subject to the Company’s discretion to waive such enforcement, the Award shall be cancelled and forfeited for no consideration. The rights of the Company set forth in this Section 9 are in addition to any other rights or remedies available to the Company in law or equity.

10. Tax Withholding. Employee shall pay, or make arrangements acceptable to the Company for the payment of, any and all federal, state, and local tax withholding that in the opinion of the Company is required by law. For the avoidance of doubt, the Employee shall be entitled to satisfy any tax withholding obligations hereunder through an election to have shares of common stock of the Company withheld from any payments under this Agreement. Unless Employee satisfies any such tax withholding obligation by paying the amount in cash, by check, stock withholding, or by other arrangements acceptable to the Company, the Company shall withhold a portion of the Performance Unit Award equal to the tax withholding obligation. Any share withholding pursuant to this Section 10 is intended to be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to Rule 16b-3(e) under the Exchange Act.

11. No Right to Continued Service. Nothing in this Agreement shall be deemed to create any limitation or restriction on such rights as the Company otherwise would have to terminate the service of the Employee as an employee, as applicable.

12. Non‑Transferability. Employee shall not sell, transfer, assign, pledge, or otherwise encumber or dispose of the Performance Unit Award (or any rights hereunder) nor sell, transfer, assign, pledge or otherwise encumber or dispose of any of the shares of common stock issuable under this Agreement prior to the delivery to Employee of certificates for shares of common stock payable hereunder, except by will or the laws of descent and distribution, and any attempted sale, transfer, assignment, pledge, encumbrance or disposition except as herein authorized shall be void and of no effect.

13. Definitions; Copy of Plan. To the extent not specifically defined in this Award Agreement, all capitalized terms used in this Award Agreement will have the same meanings ascribed to them in the Plan. By signing this Award Agreement, Employee acknowledges receipt of a copy of the Plan.

14. Committee Administration. The Committee shall have the sole responsibility for construing and interpreting this Agreement, and for resolving all questions arising hereunder. Any decision or action taken by the Committee arising out of, or in connection with, the construction, administration, interpretation or effect of this Agreement shall be conclusive and binding upon all persons. The Committee may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to Employee by the express terms hereof.

15. Adjustment for Changes in Capitalization. In the event the Committee shall determine that any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, stock split or stock dividend or other similar corporate transaction or event affects the shares of common stock of the Company such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Employee, then the Committee shall make such adjustments in the number and kind of shares under this Agreement as the Committee shall deem appropriate, and all such adjustments shall be conclusive.

16. Stock Ownership Guidelines. Employee acknowledges that the Board of Directors has adopted Stock Ownership Guidelines applicable to certain officers of the Company and such Guidelines may be modified or amended in whole or in part at any time.

17. Choice of Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law which might otherwise apply. The parties hereto irrevocably submit to the jurisdiction of the Delaware Court of Chancery (or, if such court declines to accept jurisdiction, any state or federal court sitting in or for New Castle County, Delaware) with respect to any dispute arising out of or relating to this Agreement, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. Each party hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each of the parties hereto (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications contained in this Section 17.

18. Entire Agreement; Amendments. Except as provided in the Plan and as otherwise expressly set forth herein (including in Section 14 hereof), no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto. This Agreement supersedes all prior agreements and understandings between Employee and the Company to the extent that any such agreements or understandings conflict with the terms of this Agreement.

19. Counterparts. This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile or electronically, and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

20. Successors and Assigns. Subject to the limitations set forth in this Agreement and the Plan, this Agreement shall be binding upon, and inure to the benefit of, the executors, administrators, heirs, legal representatives, successors and permitted assigns of the parties hereto, including, without limitation, any business entity that succeeds to the business of the Company. This Agreement may not be assigned by Employee without the consent of the Committee.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company and Employee have executed this Award Agreement as of the Date of Grant.

SAIA, INC.

By

Anthony R. Norwood,

Executive Vice President and

Chief Human Resources Officer

ATTEST:

Kelly W. Benton
Vice President and Chief Accounting Officer

_______________________, Employee